EXHIBIT 23.1


                          INDEPENDENT AUDITOR'S CONSENT




To the Board of Directors and Shareholders
Cable & Co. Worldwide, Inc.



We hereby consent to the incorporation by reference in the accompanying Prospectus constituting part of the Registration Statement on Form S-8 of our report dated February 17, 1997 except for the fourth paragraph of Note 5, as to which the date is March 18, 1997, related to the consolidated balance sheet of Cable & Co. Worldwide, Inc. and Subsidiary as of December 31, 1996, and the related consolidated statements of operations, shareholder's equity, and cash flows for each of the two years in the period ended December 31, 1996, which report appears in the Annual Report on Form 10-KSB of Cable & Co. Worldwide, Inc. for the year ended December 31, 1996.



GOLDSTEIN GOLUB KESSLER & COMPANY, P.C.
New York, New York

June 12, 1997

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